                                                                   EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT



              NAME                               JURISDICTION                    PERCENTAGE OWNED BY REGISTRANT
              ----                               ------------                    ------------------------------
Starshine Studios, Inc.                            Delaware                                     100%
Vcom Canada Holdings, Inc.                         California                                   100%
Vialta Entertainment, Inc.                         Delaware                                     100%
Vialta.com International, Inc.                     Cayman Islands                               100%
Vialta.com (Hawaii), Inc.                          Hawaii                                       100%
Vialta.com Hong Kong Company Limited               Hong Kong                                    100%